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            Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
ING Series Fund, Inc.

We consent to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.


/s/ KPMG LLP

Boston, Massachusetts
March 4, 2008